Exhibit 99.1

Avid Technology Announces Q2 2023 Results

Total revenue of $108.5 million, an increase of 11.1% year-over-year or 13.0% at constant currency

Subscription Annual Recurring Revenue (ARR) of $154 million at quarter end, an increase of 27.0% year-over-year, and total ARR of $248 million, an increase of 7.1% year-over-year

Subscription revenue of $44.4M, an increase of 30.2% year-over-year, driven by a net increase of 17,700 Active Paid Software Subscriptions in the quarter, including continued growth in enterprise subscriptions

BURLINGTON, Mass., August 9, 2023 -- Avid® (NASDAQ: AVID), a leading technology provider that powers the media and entertainment industry, today announced its financial results for the second quarter of 2023, which ended on June 30, 2023.

Total revenue increased 11.1% year-over-year in the second quarter, or 13.0% at constant currency, driven by strong growth in enterprise subscription revenue. Active Paid Software Subscriptions reached approximately 544,400 as of June 30, 2023, an increase of 20.9% year-over-year. At June 30, 2023, Subscription ARR was $154 million, an increase of 27.0% year-over-year, and total ARR was $248 million, an increase of 7.1% year-over-year. At constant currency, Subscription ARR increased 25.6% year-over-year and total ARR increased 4.6% year-over-year.

In the second quarter, subscription revenue was $44.4 million, up 30.2% year-over-year, or 30.5% at constant currency, and subscription & maintenance revenue was $67.9 million, up 9.7% year-over-year, or 11.8% at constant currency. Maintenance revenue was $23.5 million in the second quarter, down 15.5% year-over-year, primarily driven by enterprise customers continuing to transition to subscription. Maintenance revenue increased 3.6% sequentially from the first quarter. Maintenance revenue is currently expected to be stable through the second half of 2023, due primarily to increases in maintenance contract pricing that were implemented in the second quarter, and the sequential increase in integrated solutions shipments which generally include attached maintenance contracts. Integrated solutions revenue was $33.7 million in the second quarter, up 20.4% year-over-year, as demand continued to be healthy and the Company was able to reduce the unshipped contractually committed backlog in the quarter. At the end of the second quarter, the Company had approximately $11 million of unshipped contractually committed backlog for integrated solutions, as improved production volumes reduced the backlog by approximately $9 million from the prior quarter.

During the second quarter, Gross Margin was 61.1% and Non-GAAP Gross Margin was 62.0%. Subscription and maintenance gross margin remained strong at 84.4% during the second quarter, up 300 bps year-over-year. Integrated solutions gross margin was 25.8% in the second quarter, below the target gross margin due primarily to what are expected to be temporary higher production costs. These challenges in integrated solutions gross margin, which are expected to be temporary, had a flow through impact on net income (loss), Adjusted EBITDA Margin, net cash used in operating activities and Free Cash Flow in the quarter.

Second Quarter 2023 Financial and Business Highlights

•Paid Cloud-enabled software subscriptions increased by approximately 17,700 during the quarter to approximately 544,400 as of June 30, 2023, an increase of 20.9% year-over-year.
•Subscription ARR was $154 million at June 30, an increase of 27.0% year-over-year. At constant currency, Subscription ARR increased 25.6% year-over-year.
•Total ARR was $248 million at June 30, an increase of 7.1% year-over-year. At constant currency, total ARR increased 4.6% year-over-year.
•Subscription revenue for the quarter was $44.4 million, an increase of 30.2% year-over-year. At constant currency, subscription revenue increased 30.5% year-over-year.

•Subscription and maintenance revenue was $67.9 million, an increase of 9.7% year-over-year. At constant currency, subscription and maintenance revenue increased 11.8% year-over-year.
•Total revenue was $108.5 million, an increase of 11.1% year-over-year. At constant-currency, total revenue increased 13.0% year-over-year.
•Gross margin was 61.1%, a decrease of (380 basis points) year-over-year and Non-GAAP Gross Margin was 62.0%, a decrease of (350 basis points) year-over-year.
•Subscription and maintenance gross margin was 84.4%, an increase of 300 basis points year-over-year. Non-GAAP Subscription and Maintenance Gross Margin was 85.5%, an increase of 340 basis points year-over-year.
•Integrated solutions gross margin was 25.8%, a decrease of (1310 basis points) year-over-year. Non-GAAP Integrated Solutions Gross Margin was 26.4%, a decrease of (1300 basis points) year-over-year.
•Operating expenses were $66.9 million, an increase of 25.2% year-over-year. Operating expenses included $6.9 million in restructuring charges, primarily related to a reduction in employee headcount during the second quarter, and early retirement costs. Non-GAAP Operating Expenses were $53.0 million, an increase of 7.0% year-over-year.
•Net loss was ($4.6 million) which included $6.9 million in restructuring charges and early retirement costs. Net loss was (4.2%) of revenue. Non-GAAP Net Income was $9.8 million and was 9.0% of revenue.
•Adjusted EBITDA was $16.9 million, an increase of 2.4% year-over-year. At constant-currency, Adjusted EBITDA increased 14.2% year-over-year. Adjusted EBITDA Margin was 15.5%, a decrease of (140 basis points) year-over-year.
•Net loss per common share was ($0.10), which included $0.16 in restructuring charges and early retirement costs. Non-GAAP Earnings per Share was $0.22.
•Net cash (used in) operating activities was ($13.6) million, a decrease of ($20.9) million compared to the second quarter of 2022 due primarily to a greater use of cash in working capital in the second quarter of 2023 of $17.6 million compared to the prior year period.
•Free Cash Flow was ($19.7) million, a decrease of ($22.9) million compared to the second quarter of 2022 due primarily to higher use of cash in working capital in the second quarter of 2023 compared to the prior year period.
•LTM Recurring Revenue % was 83.3% of the Company’s revenue for the 12 months ended June 30, 2023, up from 79.7% for the 12 months ended June 30, 2022.
•The Company did not repurchase any shares during the second quarter. Through June 30, 2023, the Company has repurchased 2.9 million shares for $78.4 million under the $115 million share repurchase authorization announced on September 9, 2021.

Avid Enters into Definitive Agreement to Be Acquired by an Affiliate of STG for $1.4 Billion

Avid today also announced a definitive agreement to be acquired by an affiliate of STG for $27.05 per share in an all-cash transaction valuing Avid at approximately $1.4 billion, inclusive of Avid’s net debt. The cash purchase price represents a premium of 32.1% over the Company’s unaffected closing stock price on May 23, 2023, the last full trading day prior to media speculation regarding a potential sale of the Company.

The transaction is expected to close during the fourth quarter of 2023, subject to Avid stockholder approval, regulatory approvals and other customary closing conditions. A copy of the press release can be found by visiting the Investor Relations section of the Avid website: https://ir.Avid.com/.

In light of the announced transaction with STG, Avid is withdrawing the guidance for full year 2023 that it provided on May 4, 2023, and the Company is cancelling its previously scheduled conference call to discuss its second quarter earnings.

Non-GAAP Financial Measures and Operational Metrics

Avid includes non-GAAP financial measures in this press release, including Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Non-GAAP Gross Margin, Non-GAAP Subscription and Maintenance Gross Margin, Non-

GAAP Integrated Solutions Gross Margin, Non-GAAP Operating Expenses, Non-GAAP Net Income, and Non-GAAP Earnings per Share. The Company also includes the operational metrics of Active Paid Software Subscriptions, Annual Recurring Revenue (or ARR), Subscription ARR, Recurring Revenue, and LTM Recurring Revenue % in this release. Avid believes the non-GAAP financial measures and operational metrics provided in this release provide helpful information to investors with respect to evaluating the Company’s performance. Unless noted, all financial and operating information is reported based on actual exchange rates. Constant currency growth rates are calculated using the current period budget exchange rates as of January 2023 for both the historical and current periods. Definitions of the non-GAAP financial measures and the operational metrics are included in our Form 8-K filed today. Reconciliations of the non-GAAP financial measures presented in this press release to the Company's comparable GAAP financial measures for the periods presented are set forth below and are included in the supplemental financial and operational data sheet available on our Investor Relations website at ir.Avid.com, which also includes definitions of all operational metrics.

Forward-Looking Statements
Certain information provided in this press release includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include statements regarding our future financial performance or position, results of operations, business strategy, plans and objectives of management for future operations, the anticipated timing of the closing of the acquisition of the Company by an affiliate of STG, expected duration of challenges to audio gross margin, anticipated effects of cost management and pricing initiatives and other statements that are not historical fact. You can identify forward-looking statements by their use of forward-looking words such as “may”, “will”, “anticipate”, “expect”, “believe”, “estimate”, “intend”, “plan”, “should”, “seek”, or other comparable terms.

Readers of this press release should understand that these forward-looking statements are not guarantees of performance or results. Forward-looking statements provide our current expectations and beliefs concerning future events and are subject to risks, uncertainties, and factors relating to our business and operations, all of which are difficult to predict and could cause our actual results to differ materially from the expectations expressed in or implied by such forward-looking statements.

These risks, uncertainties and factors include, but are not limited to: the risk that the proposed transaction may not be completed in a timely manner, or at all; the effect of the continuing worldwide macroeconomic uncertainty and its impacts, including inflation, market volatility, including the impact of the ongoing Writers Guild or Screen Actors Guild - American Federation of Television and Radio Artists strikes, and fluctuations in foreign currency exchange and interest rates on our business and results of operations, including impacts related to acts of war, armed conflict and cyber conflict, such as for example, the Russian invasion of Ukraine, and related international sanctions and reprisals; risks related to the availability and prices of raw materials, including any negative effects caused by inflation, armed conflict and related sanctions, weather conditions or health pandemics; disruptions, inefficiencies, and/or complications in our operations and/or dynamic and unpredictable global supply chain, including cost increases, interruptions, delays, complications and other impacts related to armed conflict and/or cyber conflict and related international sanctions and reprisals; economic, social and political instability, security concerns and the risk of war, armed conflict and/or cyber conflict, particularly originating in, and complicated by, areas of heightened geopolitical tension and open conflict such as Ukraine, where we have outsourced research and development activities, Russia and bordering territories; our liquidity; our ability to execute our strategic plan, including our cost saving strategies, and to meet customer needs; our ability to retain and hire key personnel; our ability to produce innovative products in response to changing market demand, particularly in the media industry; our ability to successfully accomplish our product development plans; competitive factors; history of losses; fluctuations in our revenue based on, among other things, our performance and risks in particular geographies or markets; the impact of changes in accounting treatment interpretations over time; our higher indebtedness and ability to service it and meet the obligations thereunder; our ability to mitigate and remediate material weaknesses in our internal controls; restrictions in our credit facilities; our move to a subscription model and related effect on our revenues and ability to predict future revenues; fluctuations in subscription and maintenance renewal rates; elongated sales cycles; seasonal factors; other adverse changes in external economic conditions; variances in our revenue backlog and the realization thereof; the costs, disruption and diversion of management's attention due to armed conflict and/or cyber conflict and related international sanctions and reprisals; the possibility of legal proceedings adverse to our Company; and other risks described in our reports filed from time to time with the U.S. Securities and Exchange Commission. Moreover, the business may be adversely affected by future legislative, regulatory or other changes, including tax law changes, as well as other economic, business and/or competitive factors. The risks included above are not exhaustive. We caution readers not to place undue reliance on any forward-looking statements included in this press release which speak only as to the date of this press release. We undertake no responsibility to update or revise any forward-looking statements, except as required by law.

Avid Powers Greater Creators

People who create media for a living become greater creators with Avid’s award-winning technology solutions to make, manage and monetize today’s most celebrated video and audio content—from iconic movies and bingeworthy TV series, to network news and sports, to recorded music and the live stage. What began more than 35 years ago with our invention of nonlinear digital video editing has led to individual artists, creative teams and organizations everywhere subscribing to our powerful tools and collaborating securely in the cloud. We continue to re-imagine the many ways editors, musicians, producers, journalists and other content creators will bring their stories to life. Discover the possibilities at avid.com and join the conversation on social media with the multitude of brilliant creative people who choose Avid for a lifetime of success.

© 2023 Avid Technology, Inc., Avid and its logo are property of Avid. All rights reserved. Other trademarks are property of their respective owners.

Contacts
Investor contact:                                PR contact:

Whit Rappole                                    Jim Sheehan

Avid                                        Avid

ir@Avid.com                                     jim.sheehan@Avid.com

AVID TECHNOLOGY, INC.
Consolidated Statements of Operations
(unaudited - in thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Net revenues:
Subscription	$44,439	$34,142	$83,824	$67,096
Maintenance	23,468	27,775	46,118	56,102
Integrated solutions & other	40,635	35,763	76,411	75,131
Total net revenues	108,542	97,680	206,353	198,329

Cost of revenues:
Subscription	5,522	6,292	9,786	11,894
Maintenance	5,064	5,253	9,811	10,530
Integrated solutions & other	31,611	22,769	58,218	45,775
Total cost of revenues	42,197	34,314	77,815	68,199
Gross profit	66,345	63,366	128,538	130,130

Operating expenses:
Research and development	20,000	16,023	39,426	32,759
Marketing and selling	25,391	23,673	48,048	45,600
General and administrative	16,020	13,364	32,634	28,175
Restructuring costs, net	5,462	342	5,462	357
Total operating expenses	66,873	53,402	125,570	106,891

Operating (loss) income	(528)	9,964	2,968	23,239

Interest expense, net	(4,214)	(1,944)	(7,929)	(3,420)
Other income (expense), net	20	79	167	(8)
(Loss) income before income taxes	(4,722)	8,099	(4,794)	19,811
(Benefit from) Provision for income taxes	(126)	726	183	1,852
Net (loss) income	$(4,596)	$7,373	$(4,977)	$17,959

Net (loss) income per common share – basic	$(0.10)	$0.16	$(0.11)	$0.40
Net (loss) income per common share – diluted	$(0.10)	$0.16	$(0.11)	$0.40

Weighted-average common shares outstanding – basic	44,099	44,740	43,957	44,778
Weighted-average common shares outstanding – diluted	44,099	45,110	43,957	45,280

AVID TECHNOLOGY, INC.
Reconciliations of GAAP financial measures to Non-GAAP financial measures
(unaudited - in thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
GAAP revenue
GAAP revenue	$108,542	$97,680	$206,353	$198,329

Non-GAAP Gross Profit
GAAP gross profit	$66,345	$63,366	$128,538	$130,130
Stock-based compensation	984	589	1,413	1,015
Non-GAAP Gross Profit	$67,329	$63,955	$129,951	$131,145
GAAP Gross Margin	61.1%	64.9%	62.3%	65.6%
Non-GAAP Gross Margin	62.0%	65.5%	63.0%	66.1%

Non-GAAP Operating Expenses
GAAP operating expenses	$66,873	$53,402	$125,570	$106,891
Less Amortization of intangible assets	—	(57)	(37)	(115)
Less Stock-based compensation	(4,958)	(3,056)	(9,622)	(6,052)
Less Restructuring costs, net	(5,462)	(342)	(5,462)	(357)
Less Early Retirement Program	(1,473)	—	(2,675)	(409)
Less Acquisition, integration and other costs	(1,597)	50	(1,912)	—
Less Digital Transformation costs	(363)	(445)	(660)	(688)
Non-GAAP Operating Expenses	$53,020	$49,552	$105,202	$99,270

Non-GAAP Operating Income and Adjusted EBITDA
GAAP net (loss) income	$(4,596)	$7,373	$(4,977)	$17,959
Interest and other expense	4,194	1,865	7,762	3,428
Provision for income taxes	(126)	726	183	1,852
GAAP operating (loss) income	$(528)	$9,964	$2,968	$23,239
Amortization of intangible assets	—	57	37	115
Stock-based compensation	5,942	3,645	11,035	7,067
Restructuring costs, net	5,462	342	5,462	357
Early Retirement Program	1,473	—	2,675	409
Acquisition, integration and other costs	1,597	(50)	1,912	—
Digital Transformation costs	363	445	660	688
Non-GAAP Operating Income	$14,309	$14,403	$24,749	$31,875
Depreciation	2,555	2,066	4,852	3,869
Adjusted EBITDA	$16,864	$16,469	$29,601	$35,744
GAAP net (loss) income margin	(4.2)%	7.5%	(2.4)%	9.1%
Adjusted EBITDA Margin	15.5%	16.9%	14.3%	18.0%

Non-GAAP Net Income
GAAP net (loss) income	$(4,596)	$7,373	$(4,977)	$17,959
Amortization of intangible assets	—	57	37	115
Stock-based compensation	5,942	3,645	11,035	7,067
Restructuring costs, net	5,462	342	5,462	357
Early Retirement Program	1,473	—	2,675	409
Acquisition, integration and other costs	1,597	(50)	1,912	—
Digital Transformation costs	363	445	660	688
Tax impact of non-GAAP adjustments	(455)	—	(455)	(3)
Non-GAAP Net Income	$9,786	$11,812	$16,349	$26,592
Weighted-average common shares outstanding - basic	44,099	44,740	43,957	44,778
Weighted-average common shares outstanding - diluted	44,099	45,110	43,957	45,280
GAAP net (loss) income per share - basic	$(0.10)	$0.16	$(0.11)	$0.40
GAAP net (loss) income per share - diluted	$(0.10)	$0.16	$(0.11)	$0.40
Non-GAAP Earnings Per Share - basic	$0.22	$0.26	$0.37	$0.59
Non-GAAP Earnings Per Share - diluted	$0.22	$0.26	$0.37	$0.59

Free Cash Flow
GAAP net cash (used in) provided by operating activities	$(13,621)	$7,305	$(16,177)	$15,221
Capital expenditures	(6,077)	(4,115)	(10,008)	(7,359)
Free Cash Flow	$(19,698)	$3,190	$(26,185)	$7,862
Free Cash Flow conversion of Adjusted EBITDA	(116.8)%	19.4%	(88.5)%	22.0%

Non-GAAP Gross Profit by Revenue Type
Subscription Revenue	44,439	34,142	83,824	67,096
Maintenance Revenue	23,468	27,775	46,118	56,102
Subscription & Maintenance Revenue	67,907	61,917	129,942	123,198

Subscription Cost of Revenues	5,522	6,292	9,786	11,894
Maintenance Cost of Revenues	5,064	5,253	9,811	10,530
Subscription & Maintenance Cost of Revenues	10,586	11,545	19,597	22,424
Subscription & Maintenance Stock-based compensation	773	443	1,067	744
Non-GAAP Subscription & Maintenance Cost of Revenues	9,813	11,102	18,530	21,680
Subscription & Maintenance Gross Margin	84.4%	81.4%	84.9%	81.8%
Non-GAAP Subscription & Maintenance Gross Margin	85.5%	82.1%	85.7%	82.4%

Integrated Solutions Revenue	33,735	28,013	62,445	56,223
Integrated Solutions Cost of Revenues	25,046	17,116	45,504	33,744
Integrated Solutions Stock-based compensation	211	146	346	271
Non-GAAP Integrated Solutions Cost of Revenues	24,835	16,970	45,158	33,473
Integrated Solutions Gross Margin	25.8%	38.9%	27.1%	40.0%

Non-GAAP Integrated Solutions Gross Margin	26.4%	39.4%	27.7%	40.5%

These non-GAAP measures reflect how Avid manages its businesses internally. Avid’s non-GAAP measures may vary from how other companies present non-GAAP measures. Non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles. This non-GAAP information supplements, and is not intended to represent a measure of performance in accordance with, disclosures required by generally accepted accounting principles, or GAAP.  Non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP.

AVID TECHNOLOGY, INC.
Consolidated Balance Sheets
(unaudited - in thousands, except per share data)

	June 30,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$33,502	$35,247
Restricted cash	926	2,413
Accounts receivable, net of allowances of $539 and $601 at June 30, 2023 and December 31, 2022, respectively	58,679	76,849
Inventories	28,028	20,981
Prepaid expenses	10,696	8,360
Contract assets	38,487	32,295
Other current assets	3,360	2,826
Total current assets	173,678	178,971
Property and equipment, net	29,613	23,684
Goodwill	32,643	32,643
Right of use assets	20,756	21,395
Deferred tax assets, net	16,352	15,859
Other long-term assets	20,775	14,901
Total assets	$293,817	$287,453

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$51,790	$45,904
Accrued compensation and benefits	20,140	22,602
Accrued expenses and other current liabilities	39,165	36,031
Income taxes payable	142	62
Short-term debt	10,912	9,710
Deferred revenue	42,114	76,308
Total current liabilities	164,263	190,617
Long-term debt	202,213	172,958
Long-term deferred revenue	22,367	17,842
Long-term lease liabilities	19,884	20,470
Other long-term liabilities	4,044	4,348
Total liabilities	412,771	406,235

Stockholders’ deficit:
Common stock	465	462
Treasury stock	(78,353)	(77,933)
Additional paid-in capital	1,041,280	1,036,287
Accumulated deficit	(1,076,695)	(1,071,718)
Accumulated other comprehensive loss	(5,651)	(5,880)
Total stockholders’ deficit	(118,954)	(118,782)
Total liabilities and stockholders’ deficit	$293,817	$287,453

AVID TECHNOLOGY, INC.
Consolidated Statements of Cash Flows
(unaudited - in thousands)

	Six Months Ended
	June 30,
	2023	2022
Cash flows from operating activities:
Net (loss) income	$(4,977)	$17,959
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	4,852	3,869
(Recovery from) allowance for doubtful accounts	(30)	222
Stock-based compensation expense	11,035	7,067
Non-cash provision for restructuring	5,462	338
Non-cash interest expense	298	247
Loss on disposal of fixed assets	—	548
Unrealized foreign currency transaction gains (losses)	874	(1,729)
(Provision for) Benefit from deferred taxes	(498)	1,610
Changes in operating assets and liabilities:
Accounts receivable	18,200	22,945
Inventories	(7,047)	672
Prepaid expenses and other assets	(6,525)	(5,664)
Accounts payable	5,886	6,044
Accrued expenses, compensation and benefits and other liabilities	(5,559)	(16,105)
Income taxes payable	80	(776)
Deferred revenue and contract assets	(38,228)	(22,026)
Net cash (used in) provided by operating activities	(16,177)	15,221

Cash flows from investing activities:
Purchases of property and equipment	(10,008)	(7,359)
Net cash used in investing activities	(10,008)	(7,359)

Cash flows from financing activities:
Proceeds from revolving credit facility	35,000	19,000
Repayment of debt principal	(4,841)	(2,288)
Payments for repurchase of common stock	(572)	(25,262)
Proceeds from the issuance of common stock under employee stock plans	486	468
Common stock repurchases for tax withholdings for net settlement of equity awards	(6,525)	(10,885)
Prepayment penalty on extinguishment of debt	—	—
Payments for credit facility issuance costs	—	(440)
Net cash (used in) provided by financing activities	23,548	(19,407)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(645)	(941)
Net decrease in cash, cash equivalents and restricted cash	(3,282)	(12,486)
Cash, cash equivalents and restricted cash at beginning of period	38,852	60,556
Cash, cash equivalents and restricted cash at end of period	$35,570	$48,070
Supplemental information:
Cash and cash equivalents	$33,502	$44,332
Restricted cash	$926	$2,413
Restricted cash included in other long-term assets	$1,142	$1,325
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	$35,570	$48,070

AVID TECHNOLOGY, INC.
Supplemental Revenue Information
(unaudited - in millions)

Backlog Disclosure for Quarter Ended June 30, 2023

	June 30,	March 31,	June 30, 2023
	2023	2023	2022
Revenue Backlog*

Deferred Revenue	$64.5	$82.5	$80.9
Other Backlog	250.7	259.1	285.4
Total Revenue Backlog	$315.2	$341.6	$366.3

The expected timing of recognition of revenue backlog as of June 30, 2023 is as follows:

	2023	2024	2025	Thereafter	Total

Deferred Revenue	$25.9	$23.3	$9.2	$6.1	$64.5
Other Backlog	128.0	42.0	39.7	41.0	250.7
Total Revenue Backlog	$153.9	$65.3	$48.9	$47.1	$315.2

*A definition of Revenue Backlog is included in our Form 10-K and the supplemental financial and operational data sheet available on our investor relations webpage at ir.avid.com.